Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form 20-F Annual Report of Genoil Inc. (the “Company”) of my report dated June 30, 2020 relating to the consolidated financial statements of the Company for the years ended December 31, 2019, 2018, and 2017 included in this Form 20-F.

/s/ Michael T. Studer CPA P.C.
Michael T. Studer CPA P.C.
Freeport, New York
June 30, 2020